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EXHIBIT 10.86

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

    This AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Amended Employment Agreement"), effective as of January 1, 2001, amends that certain Employment Agreement, dated as of September, 22, 1999, as amended (the "Original Agreement"), by and between The Harvey Entertainment Company (the "Company") and Glenn Weisberger ("Employee"). Capitalized terms not expressly defined therein shall have the meanings specified in the Original Agreement.

    WHEREAS, the Company desires to continue the services of Employee on a nonexclusive basis, and Employee desires to continue in the employ of the Company upon the terms and conditions set forth below.

    WHEREAS, the Company desires to reduce the term of the Original Agreement from its current end date of October 4, 2002 to June 30, 2001 and the Company further desires to reduce the remaining salary due to Employee under the Original Agreement as of the Effective Date from approximately $325,000 to $90,000, and the Employee is willing to accept such reductions on the terms and conditions set forth herein.

    NOW, THEREFORE, the Company and Employee agree as follows:

    1.  POSITION AND DUTIES: REPORTING

      (a) The Company agrees to continue the employment of Employee, and Employee accepts such employment, on a non-exclusive basis, as Executive Vice President and General Counsel of the Company during the Term hereof as specified in Paragraph 6 below, with powers and duties consistent with such position. Employee shall perform such duties and responsibilities incidental to his employment as may from time to time be requested reasonably by the Company, consistent with Employee's position, stature and experience, and shall faithfully observe the Company's policies and procedures consistent with the provisions hereof. The provisions of this Paragraph 1(a) shall be subject to the terms of Paragraph 6 hereof. Employee shall report to the Chairman or CEO of the Company.

      (b) Employee shall devote his time to performing the services described in Paragraph 1(a) as follows: (i) an average of three (3) days per week for the first two (2) months following the Effective Date, (ii) an average of two (2) days per week for the next two (2) months, and (iii) one (1) day per week for the remaining two (2) months of the Term. In the event the Company requires Employee's services for more than the number of days per week specified above, and to the extent Employee is able to provide such additional days of service, requested by the Company, it being understood that any additional time so devoted shall serve as a credit against Employee's future service obligations hereunder. Similarly, if Employee is unable to provide, the number of days of service specified above, such time not provided to the Company by Employee shall be added to Employee's future service obligations hereunder. Employee shall be available reasonably to provide the services described above, but shall have no obligation to provide such services at the offices of the Company, unless Employee's presence is reasonably required for business reasons in connection with specific matters.

      (c) Employee shall resign as Secretary of the Company effective as of the Effective Date.

      (d) During the Term, and the one-year period following termination of his employment hereunder, Employee shall not, directly or indirectly, (i) induce any customer or supplier of the Company or the Company's subsidiaries or affiliates to terminate its relationship with the Company or the Company's subsidiaries or affiliates, as the case may be, or (ii) solicit or induce any of the Company's employees to terminate his or her employment with the Company, or hire or cause any of the then-current employees of the Company to be hired by any other company (except companies controlled by the Company), except Michael Reardon.

    2.  COMPENSATION. The Company shall pay to Employee a monthly salary of $15,000, less required withholding. Payments shall be made according to the Company's normal payroll payments, one half of the amount due on the last business day before the 15th of each month and the other one half due on the last business day of each month. Employee shall not be eligible for any incentive compensation, vacation accruals or other benefits customarily available to employees of the Company, except as provided herein. Employee shall have no duty or obligation to mitigate any of the salary due under this Paragraph 2, and the Company shall have no right of offset of such salary, in the event any other employer hires Employee during the Term. Employee shall have no obligation to account to the Company for any earnings he receives from any other employer.

    3.  WARRANTS AND STOCK OPTIONS.

      (a) Warrants to Purchase Common Stock. All Warrants held by Employee on the Effective Date shall become fully vested on the Effective Date.

      (b) Stock Options. The exercise price of all Options held by Employee as of the Effective Date shall be reduced to $0.80 per share. All such Options shall become fully vested on the Effective Date and shall be exercisable for one year after the date Employee ceases providing services hereunder. In no event shall any Options be exercisable after June 30, 2002.

    4.  EXPENSES. The Company shall reimburse or pay Employee for all usual, reasonable and necessary expenses paid or incurred by Employee in the performance of his duties hereunder, consistent with the Company's expense reimbursement policies, and subject to receipt by the Company of appropriate documentary proof of all expenditures for which reimbursement is sought.

    5.  EMPLOYEE BENEFITS. Employee shall be entitled to no benefits other than health insurance coverage.

      (a) The Company will pay for, and provide to, Employee and any of his dependents, health insurance coverage which is the same or substantially similar to the health insurance coverage which the Company made available to its employees immediately prior to the Effective Date, until the earlier of: (i) October 31, 2002, or (ii) such time that Employee becomes eligible for health insurance coverage by a new employer. If Employee's health insurance coverage is terminated pursuant to clause (i) above, Employee will be entitled to COBRA benefits commencing November 1, 2002.

      (b) Employee's interests in the Company's 401k Plan shall become fully vested on the Effective Date. As of the Effective Date, Employee shall no longer be entitled to participate in the Company's 401k Plan.

      (c) The Company promptly will calculate and pay all accrued vacation (calculated in accordance with the requirements of California law) due to Employee through the Effective Date. As of the Effective Date, Employee will no longer accrue vacation.

    6.  TERM. The period of Employee's employment with the Company hereunder (the "Term") shall commence on the Effective Date and shall terminate upon the first to occur of the following events: (i) June 30, 2001, (ii) such time that Employee accepts full-time employment with a new employer and is no longer able to provide services to the Company in accordance with this Agreement, (iii) the death of Employee, or (iv) the discharge of Employee for Cause. "Cause" shall mean, and be limited to, (x) acts of deliberate dishonesty constituting either the commission of a felony or the misappropriation of substantial corporate assets for personal benefit, (y) willful failure to observe or follow reasonable and explicit instructions or directives of the Company, or (z) willful malfeasance or willful failure to act involving material nonfeasance, if in either case such malfeasance or nonfeasance would have a material adverse effect on the Company. In the event of discharge of Employee for Cause, the Company agrees to give written notice to Employee specifying the claimed Cause and, provided such Cause is curable, to permit Employee to correct the claimed Cause as soon as practical thereafter, but no later than seven (7) business days after receipt of the applicable notice; provided, however, in no event shall Employee have the right to cure if Cause is based on clause (x) of this

Paragraph 6. Upon the termination of Employee's employment pursuant to this Paragraph 6, the Company shall have no further liability or obligation of any kind or nature whatsoever to Employee under this Amended Employment Agreement, except that any unpaid salary accrued or earned by Employee to the date of termination and any expenses for which Employee has become entitled to reimbursement under Paragraph 4 prior to the date of termination, shall be paid by the Company to Employee or his estate.

    7.  NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

      (a) "Confidential Information" shall include, but not be limited to, all of the Company's and its subsidiaries' and affiliates' performance, sales, financial, pricing, cost, manufacturing, contractual and marketing information, ideas, knowledge and data, and all processes, products, formulae, designs, practices, techniques, trade secrets, research, know-how, merchandising agreements, licensing agreements, distribution agreements, customer lists, technical requirements of customers and identity and purchasing terms of suppliers.

      (b) Employee acknowledges that the Company and its subsidiaries and affiliates have exclusive rights to all of their respective Confidential Information and agrees to assign all rights he might otherwise possess in any Confidential Information to the Company. Except as required in the performance of his duties hereunder, Employee shall not, at any time during or after the term of his employment, directly or indirectly, use, communicate, disclose or disseminate, lecture upon/publish articles or otherwise put in the public domain, any Confidential Information or any other information of a secret, proprietary, confidential or generally undisclosed nature relating to the Company or its subsidiaries or affiliates or their products, operations and activities until such Confidential Information is disclosed by law or legal process or becomes available generally to the public by independent discovery, development or publication or generally known within the industry other than as a result of Employees breach hereof.

      (c) All documents, records, notebooks, notes, memoranda, computer records and other repositories of or containing Confidential Information or any other information of a secret, proprietary, confidential or generally undisclosed nature relating to Company or its subsidiaries or affiliates or to its products, operations and activities made or complied by Employee at any time or made available to Employee prior to, or during, the Term by the Company, including any and all copies thereof shall be the property of Company, shall be held by Employee in trust solely for the benefit of the Company, and shall be delivered to the Company by Employee upon the termination of Employee's employment or at any other time upon the request of the Company.

    8.  RIGHT TO INJUNCTION/REMEDIES. Employee acknowledges that the Company's remedies at law for a breach by him of the provisions of Paragraphs 1 and 7 hereof will be inadequate. Accordingly, in the event of the breach or threatened breach by Employee of any such provisions, the Company shall be entitled to seek injunctive relief in addition to any other remedies it may have. In the event of any breach by the Company of this Amended Employment Agreement, Employee shall be limited to his remedy at law for damages, if any, and shall not have the right to terminate or rescind this Amended Employment Agreement or in any way to enjoin or restrain the production, distribution, advertising or other exploitation of any motion pictures or other productions, it being specifically agreed that all rights granted and agreed to be granted to the Company under this Amended Employment Agreement shall be irrevocably vested in the Company and shall not be subject to rescission for any cause.

    9.  ASSIGNMENT. Employee may not assign, transfer or convey this Amended Employment Agreement, or any interest herein. This Amended Employment Agreement and all of the Company's rights and obligations hereunder may be assigned or transferred by it, in whole, but not in part, to and shall be binding upon and inure to the benefit of any successor of the Company, but any such assignment shall not relieve the Company of any of its obligations. The term successors shall mean only any corporation or other business entity which by merger, consolidation, purchase of assets or otherwise succeeds to, or otherwise acquires, all or substantially all of the assets of the Company.

    10. ARBITRATION.

      (a) Without limiting the Company's right to seek injunctive relief as described in Paragraph 8, in the event of a disagreement or dispute between the Company and Employee related to this Amended Employment Agreement, the matter will be finally settled in Los Angeles, California, by arbitration by single arbitrator (unless the parties cannot agree on such arbitrator in which case each party will select an arbitrator and the two arbitrators so selected shall select the third arbitrator) in a proceeding conducted under the rules of the American Arbitration Association or any similar successor body, the arbitrator also apportioning the costs of the arbitration. The decision of the arbitrator(s) in writing shall be final and binding upon the parties and will not be subject to appeal. If either party fails to abide by such decision, the other party may seek the order of any federal or state court having jurisdiction thereof which shall enter judgment on the decision of the arbitrator(s), and the party so failing to abide shall be responsible for the payment of the expenses of the court proceeding and all resulting enforcement expenses, including actual attorneys' fees. The parties agree to use their best efforts to complete any arbitration hereunder expeditiously.

      (b) The prevailing party in any arbitration shall be entitled to be reimbursed for attorneys fees and costs in connection with the pursuit of such arbitration, subject to the following limitation: such reimbursement shall not exceed the total attorneys fees and costs incurred by whichever of the two parties to such arbitration has the lesser aggregate attorneys fees and costs. By way of example, if Employee brings an arbitration against the Company and the Company prevails in such arbitration, (thus entitling the Company to reimbursement of attorney's fees and costs), and if Employee's legal fees and costs amount to $50,000 and the Company's legal fees and costs amount to $85,000, the Company's recovery of legal fees and costs against Employee in such instance shall be limited to $50,000.

    11. INDEMNITY. Employee shall be entitled to the benefit of indemnification to the fullest extent permitted by applicable law at the time of assertion of any liability against Employee in connection with his employment hereunder.

    12. MUTUAL GENERAL RELEASES AND WAIVER OF CIVIL CODE SECTION 1542. Employee, on the one hand, and the Company, on the other, on behalf of themselves and their respective predecessors, successors and assigns and their respective officers, directors, employees, representatives and shareholders do hereby remise, release and forever discharge the other and their respective predecessors, successors and assigns and, in the case of Employee, release hereunder, the Company's officers, directors, shareholders, agents, employees, representatives, attorneys and all affiliated parent or subsidiary corporations or divisions and each of them, of and from any and all claims, rights, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses (all of the foregoing being referred to collectively as the "Claims and Expenses") (including, but not limited to, unknown Claims and Expenses through and including the Effective Date, including, without limitation, any and all Claims and Expenses in any way based on, arising out of or related to the Original Agreement or Employee's employment with the Company prior to the Effective Date), as well as any claim not set forth in this Amended Employment Agreement for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health and medical insurance or any other fringe benefit, workers' compensation or disability under Title VII of the Civil Rights Acts of 1964, the Americans with Disabilities Act, or the California Fair Employment and Housing Act, INCLUDING, BUT NOT LIMITED TO, ALL CLAIMS FOR BREACHES OF THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, as amended (the "Age Act"), PROVIDED, HOWEVER that this general release is not intended to and shall not be construed as a release of any rights, obligations or warranties of the parties under this Amended Employment Agreement and of any rights of Employee to indemnification under California law and the Company's Articles and bylaws.

    Said parties, and each of them, expressly waive and relinquish all rights and benefits under Section 1542 of the Civil Code of California, which reads as follows:

    "1542. General Release; Extent.

    A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

    Said parties, and each of them, acknowledge that they, or any of them, may hereafter discover facts different from or in addition to those they, or any of them, now know or believe to be true with respect to the Claims and Expenses herein released, and agree that this Amended Employment Agreement shall be and remain effective in all respects, notwithstanding such different or additional facts. It is the intention hereby fully, finally and forever to settle and release all Claims and Expenses which do now exist, may exist or heretofore have existed between Employee, on the one hand, and the Company (or any of its predecessors in interest in the Original Agreement), on the other, in any way based on, arising out of or related to the Original Agreement or Employee's employment with the Company prior to the Effective Date. In furtherance of such intention, among other things, the releases herein given shall be and remain in full force and effect as full and complete mutual general releases to the full extent of their terms, and the Original Agreement shall be and remain of no further force or effect, notwithstanding the discovery or existence of any such additional or different claims or facts relative thereto, and notwithstanding the breach of any terms or conditions of this Amended Employment Agreement.

    13. NOTICES. All notices hereunder shall be in writing and shall be given either by personal delivery, telegram or telecopy (toll prepaid) or by registered or certified mail (postage prepaid) to the appropriate party at the address listed below, and the date of such personal delivery, mailing, telegraphing or telecopying shall be the date of the giving of such notice.

If to the Company:	The Harvey Entertainment Company 11835 W. Olympic Blvd., Suite 550E Los Angeles, California 90064 Attention: Chairman of the Board
If to Employee:	Glenn Weisberger 3930 Sunsetridge Road Moorpark, CA 93021

    14. MISCELLANEOUS.

      (a) In the event there is any conflict between the provisions of this Amended Employment Agreement and any statute, law or regulation, the latter shall prevail; provided, however, that in such event the provision(s) of this Amended Employment Agreement so affected shall be curtailed and limited only to the minimum extent necessary to permit compliance with the minimum mandatory requirement(s) thereof, and no other provision(s) of this Amended Employment Agreement shall be affected thereby, and all such other provisions will continue in full force and effect.

      (b) This Amended Employment Agreement shall be governed by the laws of the State of California applicable to agreements executed and to be wholly performed therein and shall not be modified except by a written document executed by the parties hereto.

      (c) This Amended Employment Agreement expresses the entire understanding of the parties hereto and replaces any and all former agreements, negotiations or understandings, written or oral, relating to the subject matter hereof.

      (d) The remedies herein provided are cumulative and the exercise of one shall not preclude the exercise of any other.

      (e) No waiver by either party hereto of any failure of the other party to keep or perform any covenant or condition of this Amended Employment Agreement shall be deemed a waiver of any preceding, succeeding or continuing breach of the same, or any other covenant or condition.

      (f) Paragraph headings are for the convenience of the parties only and shall not be used in construing meaning.

      (g) This Amended Employment Agreement shall not be construed to create a joint venture or partnership between the parties, and shall not be interpreted in favor of or against either party on grounds that said party drafted this Amended Employment Agreement.

      (h) This Amended Employment Agreement shall be executed in a number of identical counterparts, each of which shall be construed as an original for all purposes, but all of which taken together shall constitute one and the same agreement.

    15. AGE ACT ACKNOWLEDGMENT. EMPLOYEE ACKNOWLEDGES THAT PURSUANT TO THE TERMS OF THE AGE ACT, HE MAY SIGN THIS AGREEMENT AT ANY TIME BETWEEN TODAY'S DATE AND 21 DAYS AFTER THE DATE OF DELIVERY OF THIS AGREEMENT TO HIM. AFTER EMPLOYEE SIGNS AND RETURNS THIS AGREEMENT TO COMPANY, EMPLOYEE HAS SEVEN (7) DAYS (THE "REVOCATION PERIOD") TO NOTIFY COMPANY THAT HE HAS DECIDED TO WITHDRAW HIS ACCEPTANCE OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BECOME EFFECTIVE AND NO PAYMENTS WILL BE MADE HEREUNDER UNTIL THE END OF THE SEVEN-DAY REVOCATION PERIOD. NO PAYMENTS OR OBLIGATIONS REQUIRED HEREUNDER WILL BE MADE OR UNDERTAKEN BY EITHER PARTY UNTIL SUCH TIME AS THIS AGREEMENT HAS BECOME EFFECTIVE.

    EMPLOYEE ACKNOWLEDGES THAT HE HAS CAREFULLY READ, FULLY UNDERSTOOD AND VOLUNTARILY EXECUTED THIS AGREEMENT. EMPLOYEE UNDERSTANDS THAT THIS IS A LEGAL DOCUMENT AND THAT HE HAS PREVIOUSLY

BEEN ADVISED THAT HE MAY CONSULT WITH AN ATTORNEY CONCERNING HIS RIGHTS UNDER THIS AGREEMENT AND WITH THE COMPANY, AND THAT HE HAS RETAINED COUNSEL. EMPLOYEE UNDERSTANDS THAT, BY THIS AGREEMENT, HE IS RELEASING THE COMPANY FROM, AMONG OTHER THINGS, ANY CLAIMS HE MAY HAVE MADE UNDER THE AGE ACT, AND THE RELEASE CONTAINED HEREIN DOES NOT COVER ANY CLAIMS THAT MAY ARISE AFTER THE REVOCATION PERIOD.

    16. EFFECTIVE DATE. This Amended and Restated Employment Agreement shall become effective (the "Effective Date") as of January 1, 2001.

    IN WITNESS WHEREOF, the parties hereto have executed this Amended Employment Agreement as of the day and year first above written.

EMPLOYEE	THE HARVEY ENTERTAINMENT COMPANY
By:
/s/ GLENN R. WEISBERGER		/s/ ROGER A. BURLAGE

GLENN WEISBERGER		Name: ROGER A. BURLAGE Title: CHAIRMAN AND CEO

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EXHIBIT 10.86 AMENDED AND RESTATED EMPLOYMENT AGREEMENT